Exhibit 99.2

    ALIGN TECHNOLOGY, INC.
    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
    (unaudited)

                                        Three Months Ended Nine Months Ended
    (in thousands, except
     per share data)                   Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                          2004      2003      2004      2003

    Revenues                             $45,766  $34,038  $129,175   $86,223

    Cost of revenues                      14,922   13,446    42,565    38,639

    Gross profit                          30,844   20,592    86,610    47,584

    Operating expenses:

    Sales and marketing                   13,884   10,505    40,555    32,551
    General and administrative             8,263    8,722    25,196    25,630
    Research and development               4,846    3,113    11,750     9,810

    Total operating expenses              26,993   22,340    77,501    67,991


    Profit (loss) from operations          3,851   (1,748)    9,109   (20,407)

    Interest and other income
     (expense), net                         (217)    (359)     (619)     (129)
    Provision for income taxes              (316)     (37)     (843)      (38)

    Net profit (loss)                     $3,318  $(2,144)   $7,647  $(20,574)

    Net profit (loss) per share -- basic   $0.06   $(0.04)    $0.13    $(0.36)

    Weighted-average shares used in
     computing basic net profit (loss)
     per share                            60,319   57,948    59,703    57,543

    Net profit (loss) per
     share -- diluted                      $0.05   $(0.04)    $0.12    $(0.36)

    Weighted-average shares used in
     computing diluted net profit (loss)
     per share                            64,055   57,948    64,298    57,543


    ALIGN TECHNOLOGY, INC.
    CONDENSED CONSOLIDATED BALANCE SHEETS
    (unaudited)

    (in thousands)                                September 30,   December 31,
                                                     2004             2003
                   ASSETS

    Current assets:
    Cash and cash equivalents                      $63,215           $44,939
    Restricted cash                                    281               439
    Marketable securities, short-term                  519             2,292
    Accounts receivable, net                        27,663            21,265
    Inventories, net                                 2,150             2,334
    Other current assets                             5,855             5,845
       Total current assets                         99,683            77,114

    Property and equipment, net                     23,304            23,121
    Other long-term assets                           2,197             1,967

         Total assets                             $125,184          $102,202

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
    Accounts payable                                $3,899            $3,095
    Accrued liabilities                             21,733            19,180
    Deferred revenue                                13,798            13,113
    Debt, current portion                            1,932             1,989
       Total current liabilities                    41,362            37,377

    Debt, long-term portion                            428             1,849

        Total liabilities                           41,790            39,226

    Total stockholders' equity                      83,394            62,976

          Total liabilities and
           stockholders' equity                   $125,184          $102,202